UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 30, 2012

RUBICON FINANCIAL INCORPORATED
 (Exact name of registrant as specified in its charter)

Nevada	000-29315	13-3349556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, First Floor Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 668-9567

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On December 7, 2012, the Registrant received $726,500 under the terms of a term note dated November 30, 2012 between the Registrant and Gordon and Adele Binder, Community Property (the “Term Note”). The Term Note matures on November 27, 2015 and bears interest at a fixed rate of 14%. Proceeds from the Term Note will be used for general working capital.

In addition, in connection with the execution of the Term Note, the Registrant entered into a security agreement (the “Security Agreement”) whereby the Registrant pledged all of its assets, including its 100% ownership in Newport Coast Securities, Inc., as collateral for the Term Note.

The Registrant is required to maintain a debt service coverage ratio on a consolidated basis of at least 1 to 1 measured quarterly. The Registrant must also maintain a minimum of $100,000 in aggregate cash on hand at the end of each month during the term of the Term Note. The Term Note and Security Agreement contain other customary loan covenants and default provisions that, if triggered, would cause the acceleration of debt incurred under the Term Note and other default penalties in favor of the lender.

The foregoing description of the Term Note and Security Agreement is not complete and is qualified in its entirety by reference to such agreements, which are attached to this current report as Exhibits 10.1 and 10.2.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth under Item 1.01 of this current report on Form 8-K pertaining to the Term Note and Security Agreement are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Term Note between the Registrant and Gordon and Adele Binder, Community Property, dated November 30, 2012
10.2	Security Agreement in favor of Gordon and Adele Binder, Community Property, dated November 30, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rubicon Financial Incorporated

By: /s/ Joseph Mangiapane, Jr.
      Joseph Mangiapane, Jr., Chief Executive Officer

Date: December 14, 2012